Exhibit 5
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
AMONG
iPAYMENT HOLDINGS, INC.,
iPAYMENT MERGERCO, INC.
AND
iPAYMENT, INC.
Dated as of December 27, 2005

i

ii

Section 8.12	Specific Enforcement	39
Section 8.13	Waiver of Jury Trial	39
Section 8.14	Rules of Construction	39

Exhibit A — Form of Exchange Agreement

Exhibit B — Form of Guarantee

iii

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER is dated as of December 27, 2005 (as amended, modified or supplemented from time to time, this “Agreement”), among iPAYMENT HOLDINGS, INC., a corporation organized under the laws of Delaware (“Parent”), iPAYMENT MERGERCO, INC., a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Parent (“MergerCo”), and iPAYMENT, INC., a corporation organized under the laws of Delaware (the “Company”).
W I T N E S S E T H:
     WHEREAS, the respective boards of directors of each of Parent, MergerCo and the Company have approved the merger of MergerCo with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;
     WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (each a “Share” and, collectively, the “Shares”) (other than Excluded Shares) will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the limitations and conditions of this Agreement;
     WHEREAS, the board of directors of the Company (the “Board”), based on the recommendation of a special committee of the Board has recommended that the Company’s stockholders approve and adopt this Agreement and the Merger; and
     WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.
     “Acquisition Proposal” shall mean any inquiry, offer or proposal (whether or not in writing and whether or not delivered to the Company’s stockholders generally), from any Person to acquire, in a single transaction or series of transactions, by merger, tender offer, stock acquisition, asset acquisition, consolidation, liquidation, business combination or otherwise (i) at least 20% of any class of equity securities of the Company or one or more of its Subsidiaries which in the aggregate constitutes 20% or more of the net revenues, net income or assets of the

Company and its Subsidiaries, taken as a whole, or (ii) assets of the Company and/or one or more of its Subsidiaries which in the aggregate constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. Whenever the term “Acquisition Proposal” is used in Section 8.1(c), each reference in this definition to 20% shall be deemed to be 50.01%.
     “Adjustment Amount” shall mean $0.0085 multiplied by the number of days, if any, from and after the twentieth (20th) calendar day after satisfaction of the conditions precedent set forth in Section 6.1(a)-(c) through and including the Closing Date.
     “Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the preamble hereto.
     “Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.
     “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Board” shall have the meaning set forth in the third recital hereto.
     “Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.
     “Capital Structure Date” shall have the meaning set forth in Section 3.3.
     “Cash Payment” shall have the meaning set forth in Section 2.9(a).
     “Certificate of Merger” shall have the meaning set forth in Section 2.1(b).
     “Certificates” shall have the meaning set forth in Section 2.5(a).
     “Closing” shall have the meaning set forth in Section 2.11.
     “Closing Date” shall have the meaning set forth in Section 2.11.

     “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.
     “Commission” shall mean the Securities and Exchange Commission.
     “Commission Filings” shall have the meaning set forth in Section 3.5(a).
     “Commitment Letter” shall have the meaning set forth in Section 4.5.
     “Company” shall have the meaning set forth in the preamble hereto.
     “Company Board Recommendation” shall have the meaning set forth in Section 5.3(a).
     “Company Disclosure Letter” shall have the meaning set forth in Section 3.
     “Company Intellectual Property” shall have the meaning set forth in Section 3.12.
     “Company Material Adverse Effect” shall mean any event, circumstance, state of facts, change or development having an effect that individually or in the aggregate (a) would, or would reasonably be expected to, prevent or materially delay the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated hereby on a timely basis or (b) is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than, in the case of this clause (b), any event circumstance, state of facts, change or development resulting from (i) changes in general economic or political conditions or the securities markets (including any such change caused by any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, but excluding any such changes to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole), (ii) the announcement of the transactions contemplated by this Agreement or other communication by Parent or MergerCo of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, (iii) the consummation of the transactions contemplated by this Agreement or any actions by Parent, MergerCo or the Company taken pursuant to this Agreement, (iv) any change in the market price or trading volume of the Shares or any failure by the Company to meet any revenue or earnings predictions released by the Company or provided to Parent or MergerCo or the revenue or earnings predictions of equity analysts (it being agreed that the events, circumstances, state of facts, changes or developments giving rise or contributing to any such change or failure may constitute or give rise to a Company Material Adverse Effect), (v) the failure of the Shares to be quoted on Nasdaq, or (vi) the existence of any stockholder class action, derivative or similar litigation arising from allegations of breach of fiduciary duty relating to this Agreement.
     “Company Property” shall have the meaning set forth in Section 3.16(b).
     “Consents” shall have the meaning set forth in Section 5.7(a).
     “Contracts” shall have the meaning set forth in Section 3.15.

     “DGCL” shall have the meaning set forth in the first recital hereto.
     “Dissenting Shares” shall mean Shares that are owned by Dissenting Stockholders.
     “Dissenting Stockholders” shall mean stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL.
     “Effective Time” shall have the meaning set forth in Section 2.1(b).
     “Employee Benefit Plans” shall have the meaning set forth in Section 3.9.
     “Environmental Law” shall have the meaning set forth in Section 3.16(b).
     “ERISA” shall have the meaning set forth in Section 3.9.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agreement” shall have the meaning set forth in Section 4.10.
     “Excluded Share” shall have the meaning set forth in Section 2.5(a).
     “Expenses” shall mean all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
     “GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.
     “Governmental Entity” shall mean any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indemnified Parties” shall have the meaning set forth in Section 5.8(a).
     “Intellectual Property” shall mean any of the following (a) U.S. and non-U.S. patents, and applications for either, (b) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered and unregistered copyrights and mask works, and applications for registration of either, (d) internet domain names, trade names and trade dress and (e) trade secrets and proprietary information not otherwise listed in (a) through (d) above.
     “Material Contracts” shall have the meaning set forth in Section 3.15.

     “Material Recapitalization” shall mean any incurrence of indebtedness by the Company or any of its Subsidiaries and related (a) purchase or series of related purchases within a six (6) month period by the Company or any of its Subsidiaries of 40% or more in aggregate of any class of equity securities of the Company or (b) payment of a dividend or series of dividends within a six (6) month period in an aggregate amount of 40% or more of the Company’s then-current market capitalization.
     “Merger” shall have the meaning set forth in the first recital hereto.
     “Merger Consideration” shall mean $43.50, plus, to the extent applicable, the Adjustment Amount, per share, in cash (without interest).
     “MergerCo” shall have the meaning set forth in the preamble hereto.
     “Nasdaq” shall mean the Nasdaq National Market.
     “Options” shall have the meaning set forth in Section 2.9(a).
     “Other Filings” shall have the meaning set forth in Section 3.13.
     “Parent” shall have the meaning set forth in the preamble hereto.
     “Parent or MergerCo Material Adverse Effect” shall mean any event, circumstance, state of facts, change or development having an effect that individually or in the aggregate would, or would reasonably be expected to, prevent or materially delay the performance by Parent and/or MergerCo of their obligations under this Agreement or the consummation by Parent and/or MergerCo of the transactions contemplated hereby on a timely basis.
     “Paying Agent” shall have the meaning set forth in Section 2.6(a).
     “Payment Fund” shall have the meaning set forth in Section 2.7.
     “Permits” shall have the meaning set forth in Section 3.7(b).
     “Permitted Investments” shall have the meaning set forth in Section 2.7.
     “Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.
     “Proprietary Information” means all information about the Company furnished by the Company or its representatives, whether furnished before or after the date of this Agreement, whether oral or written, and regardless of the manner in which it was furnished, but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Parent, MergerCo or any of their representatives, (ii) was available to Parent and MergerCo or any of its Affiliates on a nonconfidential basis prior to its disclosure by the Company or any of the Company’s representatives or (iii) becomes available to Parent and MergerCo on a nonconfidential basis from a Person other than the Company or any Company representative who is not known to Parent and MergerCo to be otherwise bound by a confidentiality agreement with the Company or any of the Company’s representatives.
     “Proxy Statement” shall have the meaning set forth in Section 5.4(a).
     “Returns” shall have the meaning set forth in Section 3.11(a).
     “Rights Agreement” shall mean that certain Rights Agreement, dated as of May 12, 2003, between the Company and Wachovia Bank, N.A., as amended as of November 28, 2005 and as of the date hereof.
     “Rollover Stockholders” means those Persons specified by Parent to the Company prior to the date of this Agreement (with such subsequent changes as are acceptable to the Company) that have agreed to contribute some or all of the Shares beneficially owned by them to Parent.
     “Schedule 13E-3” shall have the meaning set forth in Section 5.4(a).
     “Special Meeting” shall have the meaning set forth in Section 5.4(c).
     “Stock Plans” shall have the meaning set forth in Section 2.9(a).
     “Subsidiary”, with respect to any Person, shall mean any other Person which is consolidated with such Person for financial reporting purposes.
     “Superior Proposal” shall mean an Acquisition Proposal made by a third-party in respect of a transaction involving the acquisition of (i) a majority of the voting power of the Company’s capital stock or (ii) a majority of the consolidated assets of the Company and its subsidiaries, which such Acquisition Proposal the Board, after consultation with its outside legal counsel and its independent financial advisors, determines in good faith to be more favorable to the stockholders of the Company (in their capacity as such) than the transactions contemplated hereby (taking into account, among other things, all legal, financial, regulatory and other aspects of such Acquisition Proposal and the identity of the Person making such proposal).
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     “Taxes” shall have the meaning set forth in Section 3.11(a).
     “Termination Date” shall have the meaning set forth in Section 7.1(b)(ii).
     “Termination Fee” shall have the meaning set forth in Section 8.1(b).
     Section 1.2 Construction. In this Agreement, unless the context otherwise requires:
     (a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;
     (b) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

     (c) references to Articles, Sections, Exhibits, Schedules, the preamble and recitals are references to articles, sections, exhibits, schedules, the preamble and recitals of this Agreement;
     (d) reference to “day” or “days” are to calendar days;
     (e) references to this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and
     (f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.
     Section 1.3 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.
     Section 1.4 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company”, it shall mean the current, actual knowledge of the individuals set forth in Section 1.4 of the Company Disclosure Letter. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Parent”, it shall mean the current, actual knowledge of Gregory S. Daily or Carl A. Grimstad.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. From and after the Effective Time, the Merger shall have the effects specified in the DGCL.
     (b) On the Closing Date, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).
     Section 2.2 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Company shall be amended in connection with the consummation of the Merger to read in its entirety the same as the certificate of incorporation of MergerCo in effect immediately prior to the Effective Time (except that the name of the Company shall remain “iPayment, Inc.”), and as so amended, shall be the certificate of incorporation of the Surviving Corporation.
     Section 2.3 By-laws of the Surviving Corporation. The by-laws of the Company shall be amended in connection with the consummation of the Merger to read in their entirety the same as the by-laws of MergerCo in effect immediately prior to the Effective Time (except that all references to the name of the corporation shall be to “iPayment, Inc.”), and, as so amended, shall be the by-laws of the Surviving Corporation.
     Section 2.4 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified, or until their earlier death, resignation or removal, or as otherwise provided by law. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal, or as otherwise provided by law.
     Section 2.5 Conversion of Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any Shares:
     (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or any direct or indirect Subsidiary of Parent, (ii) Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company and (iii) Dissenting Shares (each of the Shares described in (i), (ii) and (iii), an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive the Merger Consideration. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any Share (other than any Excluded Share) shall thereafter represent only the right to receive the Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive such consideration as may be determined to be due such Dissenting Stockholders pursuant to Section 262 of the DGCL.
     (b) Excluded Shares. Each Excluded Share referred to in clause 2.5(a)(i) or 2.5(a)(ii) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled, and no Merger Consideration or other consideration shall be delivered in exchange therefor.
     (c) MergerCo. At the Effective Time, each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

     Section 2.6 Paying Agent; Surrender of Certificates; Payment. (a) Prior to the Effective Time, the Company shall designate a bank or trust company located in the United States to act as paying agent (the “Paying Agent”) to receive funds in trust in order to make the payments contemplated by Section 2.5(a). Prior to the Effective Time, the Company shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to Parent. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail and/or make available to each holder of a Certificate which, prior to the Effective Time, represented Shares or any portion of a Share (other than Excluded Shares), a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such Certificate or Certificates in exchange for the aggregate Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall, pursuant to irrevocable instructions from the Company, promptly pay to the Person entitled thereto the product of the Merger Consideration and the number of Shares and any portion of a Share represented by such Certificates. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the aggregate Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.
     (b) If the aggregate Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.
     (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to the alleged loss, theft or destruction of such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Consideration deliverable in respect thereof as determined in accordance with this Article II.
     (d) No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Dissenting Shares owned by such Dissenting Stockholder. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal.
     (e) The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares.
     Section 2.7 Payment Fund. Immediately after the Effective Time, the Surviving Corporation shall deposit or cause to be deposited in trust with the Paying Agent cash in United States dollars necessary to make the payments contemplated by Section 2.5(a) to the holders of Shares other than Excluded Shares (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation (i) in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, “Permitted Investments”) or (ii) in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation. The Payment Fund shall not be used for any purpose other than making the payments contemplated by Section 2.5(a) and Section 2.6(a). Promptly following the date which is one year after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the aggregate Merger Consideration deliverable in respect thereof pursuant to this Article II, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration with respect to such Shares delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.
     Section 2.8 No Further Rights of Transfers. From and after the Effective Time, each holder of Shares shall cease to have any rights as a stockholder of the Company, except as otherwise required by applicable law and except for, in the case of a holder of a Certificate (other than Certificates representing Shares to be canceled pursuant to Section 2.5(b)), the right to surrender his or her Certificate in exchange for payment of the applicable aggregate Merger Consideration (subject to abandoned property, escheat and similar laws), and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for the Merger Consideration as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to the Shares shall be closed.
     Section 2.9 Stock Options and Restricted Stock. (a) At the Effective Time, each outstanding stock option and other right to purchase Shares (each, an “Option” and, collectively, the “Options”) heretofore granted under any stock option or stock-based compensation plan of the Company or otherwise (the “Stock Plans”), whether or not then vested or exercisable shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (the “Cash Payment”) from the Surviving Corporation, at the Effective Time, equal to the product of (i) the total number of Shares subject to such Option, whether or not then vested or exercisable and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price per Share subject to such Option; each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time. The Company shall terminate, as of the Effective Time, the Stock Plans and amend, as of the Effective Time, the provisions of any other Employee Benefit Plans providing for the issuance, transfer or grant of any capital stock of the Company, or any interest in respect of any capital stock of the Company, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in the capital stock of the Company.
     (b) Immediately prior to the Effective Time, each Share in the form of restricted stock outstanding under the Stock Plans shall become, subject to applicable securities laws, fully and immediately transferable and the restrictions thereon shall lapse.
     Section 2.10 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take such steps, to the extent required and permitted, to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 2.11 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, as soon as practicable, but in any event within three (3) Business Days after the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.
     Section 2.12 Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Article II, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Section 3. The Company hereby represents and warrants to Parent and MergerCo, except as set forth in (a) the disclosure letter delivered by the Company to Parent upon or prior to entering into this Agreement (the “Company Disclosure Letter”), or (b) the Commission Filings, as follows:
     Section 3.1 Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction of its incorporation (or, if not a corporation, organization) and each such Person has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and the Company’s by-laws and the comparable governing documents of each of its Subsidiaries, in each case, as amended and in full force and effect as of the date of this Agreement.
     Section 3.2 Authorization; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the stockholders of the Company as required by the DGCL, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than, in each case, as required by the DGCL, the adoption of this Agreement by the stockholders of the Company and the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and MergerCo, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate of incorporation or by-laws or other equivalent charter documents, as applicable, of the Company or any of its Subsidiaries, in each case, as amended to the date of this Agreement, (b) conflict with or result in a breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets are bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, provided, however, that for purposes of the foregoing, the definition of “Company Material Adverse Effect” shall be deemed not to include clause (b)(iii) thereof.
     Section 3.3 Capitalization. The authorized capital stock of the Company consists of (a) 180,000,000 Shares and (b) 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on December 23, 2005 (the “Capital Structure Date”) (i) 17,725,181 Shares were issued and outstanding, (ii) no shares of the preferred stock were issued and outstanding, (iii) no Shares were held by the Company in its treasury, (iv) 1,345,594 Shares were reserved for issuance upon exercise of outstanding Options granted under the Stock Plans and (v) 200,000 shares of Series A participating preferred stock were reserved for issuance pursuant to the Rights Agreement. Section 3.3 of the Company Disclosure Letter sets forth a list of the Company’s outstanding Options, including the exercise prices of all such Options. All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company are owned directly or indirectly by the Company. Except as set forth in this Section 3.3, at the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of the Company have been issued or reserved for issuance or become outstanding, other than Shares described in clause (iv) of the second sentence of this Section 3.3 that have been issued upon the exercise of outstanding Options granted under the Stock Plans. Except as described in this Section, the Company is not party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (w) obligates the Company to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company, (x) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (y) restricts the transfer of any shares of capital stock of the Company or (z) relates to the voting of any shares of capital stock of the Company.
     Section 3.4 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no Consent of or to any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) compliance with any applicable requirements of the Exchange Act and any applicable state securities, blue sky or takeover laws, (b) the filing of the Certificate of Merger, (c) applicable requirements of Nasdaq, (d) the adoption and approval of this Agreement and the Merger by the stockholders of the Company in accordance with the requirements of the DGCL and (d) any other Consents which, if not made or obtained, would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect, provided, however, that for purposes of the foregoing, the definition of “Company Material Adverse Effect” shall be deemed not to include clause (b)(iii) thereof.
     Section 3.5 Company Reports and Financial Statements. (a) Since January 1, 2004, the Company has filed all forms, reports, schedules, statements and other documents with the Commission relating to periods commencing on or after such date required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder (such forms, reports, schedules, statements and other documents, in each case, as amended, being hereinafter referred to as the “Commission Filings”), and, as of their respective dates, the Commission Filings complied as to form in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder.
     (b) Each of the consolidated financial statements of the Company contained in the Commission Filings has been prepared in accordance with GAAP (except (i) as may be indicated therein or in the notes or schedules thereto and (ii) in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the Commission) and presents fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustment).
     (c) Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Commission Filings filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) required to be set forth in the Company’s consolidated balance sheet under GAAP, other than liabilities incurred in the ordinary course of business since September 30, 2005 or which would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.6 Absence of Certain Changes. Since September 30, 2005, (a) the businesses of the Company and each of its Subsidiaries have been conducted in all material respects in the ordinary course, other than actions contemplated by this Agreement, (b) neither the Company nor any of its Subsidiaries have materially increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, other than in the ordinary course of business, (c) there has been no repurchase, redemption or other acquisition by the Company of any of its capital stock, (d) there has been no change by the Company in accounting principles, practices or methods except as required by law or GAAP and (e) there has not been a Company Material Adverse Effect.
     Section 3.7 Compliance with Laws. (a) The operations of the Company and its Subsidiaries are not being conducted in violation of any law, rule, regulation or order of any Governmental Entity applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or effected, except for violations that would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (the “Permits”) that are necessary for the operation of the business of the Company and/or its Subsidiaries as now conducted, except to the extent that any such failure to hold Permits or any such default would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.8 Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights which would reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.9 Employee Benefit Plans. (a) The Company has delivered to Parent complete and correct copies of (i) each material employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements maintained, or contributed to, by the Company and/or any of its Subsidiaries as of the date of this Agreement and (ii) all individual employment, retention, termination, severance or other similar contracts or agreements pursuant to which the Company and/or any of its Subsidiaries currently has any obligation with respect to any current or former employee, officer or consultant of the Company (the plans, programs, arrangements, contracts and agreements described in clauses (i) and (ii) above, “Employee Benefit Plans”). Each Employee Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms, except as would not reasonably be expected to constitute a Company Material Adverse Effect. Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service and is awaiting a response, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service. To the Knowledge of the Company, no event has occurred and no condition exists which would result in the revocation of any such determination. The representations and warranties in this Section 3.9 are the sole and exclusive representations and warranties of the Company concerning employee benefit plans.
     (b) Except as set forth on Section 3.9(b)(i) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement to which the Company is a party covering any executive officer of the Company, which would give rise to the payment of any amount, including, without limitation, by way of accelerated vesting, that would not be deductible pursuant to Section 280G of the Code as a result of or in connection with the entering into, or the consummation of the transactions contemplated by, this Agreement. Except as set forth on Section 3.9(b)(ii) of the Company Disclosure Letter and as provided for under this Agreement, the entering into, or the stockholder approval or consummation of the transactions contemplated by, this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer or director of the Company or of any of its Subsidiaries.
     Section 3.10 Labor Matters. As of the date of this Agreement, no employee of the Company or any of its Subsidiaries is represented by any union or any collective bargaining agreement. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.
     Section 3.11 Taxes. (a) The Company and each of its Subsidiaries have duly and timely filed or caused to be duly and timely filed, all returns, statements, forms and reports for material Taxes (the “Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the date hereof (taking into account any applicable extension of time within which to file). To the Knowledge of the Company, all such Returns were correct and complete in all material respects. “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.
     (b) All material Taxes and material Tax liabilities of the Company and its Subsidiaries in respect of any taxable period (or portion thereof) ending on the Closing Date have been (or will be) duly and timely paid on or prior to the Effective Date or accrued on the books and records of the Company and its Subsidiaries in accordance with GAAP.
     (c) Neither the Company nor any of its Subsidiaries is presently the subject of or party to any audit, proceeding, claim or suit in respect of material Taxes.
     Section 3.12 Intellectual Property. (a) To the Knowledge of the Company, the Company or its Subsidiaries own or have the right to use all Intellectual Property (the “Company Intellectual Property”) used in the businesses of the Company and its Subsidiaries as presently conducted except where the failure to so own or have such right would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.
     (b) To the Knowledge of the Company, the conduct of the Company’s businesses as presently conducted does not infringe upon the rights of any Person in respect of any Intellectual Property, except for such infringements that, individually or in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Intellectual Property owned by the Company is being infringed by any Person except for such infringements as would not reasonably be expected to constitute a Company Material Adverse Effect. None of the Company Intellectual Property owned by the Company is subject to any outstanding order by or with any court, tribunal or other

Governmental Entity restricting the use or enforceability thereof in a manner which would reasonably be expected to constitute a Company Material Adverse Effect.
     Section 3.13 Information. None of the information contained or incorporated by reference in (i) the Proxy Statement or (ii) any other document filed or to be filed with the Commission in connection with the transactions contemplated by this Agreement, including, without limitation, the Schedule 13E-3 (the “Other Filings”) will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to stockholders of the Company, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by the Company with respect to information furnished in writing by Parent or MergerCo specifically for inclusion therein. The Proxy Statement and the Other Filings made by the Company will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by the Company with respect to information supplied by Parent or MergerCo in writing specifically for inclusion in the Proxy Statement.
     Section 3.14 Broker’s or Finder’s Fee. Except for the fees of Lazard Frères & Co. LLC (whose fees and expenses shall be paid by the Company in accordance with the Company’s agreement with such firm), no agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Lazard Frères & Co. LLC pursuant to which such firm would be entitled to any payment relating to any of the transactions contemplated hereby.
     Section 3.15 Certain Contracts and Arrangements. As of the date hereof, other than those Contracts that are filed as exhibits to the Commission Filings filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any written contracts, agreements or instruments (“Contracts”) that are required to be filed as an exhibit to a Commission Filing (collectively, the “Material Contracts”). Except as would not reasonably be expected to constitute, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default under any Contract.
     Section 3.16 Environmental Laws and Regulations. (a) Except as would not reasonably be expected to constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Permits required of them under such Environmental Laws and (ii) there are no claims pending, or threatened in writing, against the Company or its Subsidiaries or any Company Property under any Environmental Law.
     (b) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Company Property” shall mean any real property and improvements owned,

leased or operated by the Company or its Subsidiaries as of the date of this Agreement, and (ii) “Environmental Law” shall mean any law, order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic under such law, order or other requirement of law.
     (c) The representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of the Company concerning environmental matters.
     Section 3.17 Opinion of Financial Advisor. The Company has received the oral opinion of Lazard Frères & Co. LLC, to be confirmed in a written opinion, a signed copy of which shall be delivered to Parent, to the effect that, as of the date of this Agreement and based upon and subject to the matters stated in such opinion, the consideration to be received in the Merger by the holders of Shares, other than Parent, its Subsidiaries and Affiliates, is fair to such holders from a financial point of view.
     Section 3.18 Board Approval. The Board, at a meeting duly called and held, has (a) duly and validly approved and taken all corporate action required to be taken by the Board to authorize this Agreement and the consummation of the transactions contemplated hereby, (b) resolved that the transactions contemplated by this Agreement are advisable and in the best interests of the stockholders of the Company and that the consideration to be paid for each Share in connection with the Merger is fair to the holders of the Shares and (c) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company approve and adopt this Agreement and each of the transactions contemplated hereby, and none of the aforesaid actions by the Board has been amended, rescinded or modified. Assuming none of the Persons set forth on Annex A to the Resolutions of the Special Committee of the Board, dated November 11, 2005, as supplemented from time to time pursuant to such resolutions (the “Approved Person List”), was, individually or acting together with any other Persons, prior to the date such Person or Persons were first included on the Approved Person List, an “interested stockholder” (as defined in Section 203 of the DGCL), the Board has taken all necessary action to render the restrictions in Section 203 of the DGCL inapplicable to this Agreement, the transactions contemplated by this Agreement and Parent, MergerCo, the Persons listed on Annex A or Annex B of the Exchange Agreement and any other stockholders and prospective stockholders thereof who are on the Approved Person List.
     Section 3.19 Rights Agreement. The Company has delivered to Parent a true and complete copy of the Rights Agreement as in effect on the date of this Agreement. MergerCo and its direct stockholder and its indirect stockholders referenced in Annex A and Annex B of the Exchange Agreement will not by virtue of the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement become an “Acquiring Person” under the Rights Agreement.
     Section 3.20 State Takeover Statutes. Except for Section 203 of the DGCL (which has been rendered inapplicable to the Merger as contemplated by Section 3.18), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
     Section 4. Each of Parent and MergerCo hereby represents and warrants to the Company as follows:
     Section 4.1 Due Organization, Good Standing and Corporate Power. Each of Parent and MergerCo is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and MergerCo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect. Each of Parent and MergerCo has made available to the Company complete and correct copies of its certificate of incorporation and by-laws, in each case, as amended and in full force and effect as of the date of this Agreement. Neither Parent nor MergerCo is in violation of any of the provisions of its certificate of incorporation or by-laws.
     Section 4.2 Authorization; Noncontravention. Each of Parent and MergerCo has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by each of them of the transactions contemplated hereby have been duly authorized and approved by the board of directors of each of Parent and MergerCo and by Parent as the sole stockholder of MergerCo. No other corporate action on the part of either Parent or MergerCo is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation of the transactions contemplated hereby (other than the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by each of Parent and MergerCo and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and MergerCo, enforceable against each of Parent and MergerCo in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate of incorporation or by-laws of Parent or MergerCo, in each case as amended to the date of this Agreement, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any material contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or MergerCo is a party or by which Parent or MergerCo or any of their assets is bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section

4.3, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect.
     Section 4.3 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no Consent of any Governmental Entity which has not been received or made, is required by or with respect to Parent or MergerCo in connection with the execution and delivery of this Agreement by Parent or MergerCo or the consummation by Parent or MergerCo, as the case may be, of any of the transactions contemplated by this Agreement, except for (a) compliance with any applicable requirements of the Exchange Act and any applicable state securities, blue sky or takeover laws, (b) the filing of the Certificate of Merger and (c) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect.
     Section 4.4 Information. None of the information supplied or to be supplied by Parent or MergerCo in writing specifically for inclusion or incorporation by reference in the Proxy Statement or Other Filings will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to stockholders, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they we made, not misleading. The Other Filings made by Parent or MergerCo will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by Parent or MergerCo with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Other Filings.
     Section 4.5 Funds. Parent has delivered to the Company a true and correct copy of a commitment letter from Bank of America, N.A., and certain related entities (the “Commitment Letter”) in respect of the financing necessary for the consummation of the transactions contemplated by this Agreement. The Commitment Letter represents a binding obligation of Bank of America, N.A., and such related entities to provide such financing, subject to the terms and conditions set forth therein.
     Section 4.6 Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened, against or affecting Parent or MergerCo, or any of their respective properties or rights which would reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect.
     Section 4.7 Investigation by Parent and MergerCo; Company’s Liability. Parent and MergerCo have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent, MergerCo and their Affiliates (other than the Company) and, to the extent Parent and MergerCo deemed appropriate, by Parent’s and MergerCo’s representatives. Each of Parent and MergerCo acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and MergerCo acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or any of the Company’s representatives (except the specific representations and warranties of the Company set forth in Article III of this Agreement and schedules thereto), and each of Parent and MergerCo:
     (a) acknowledges that none of the Company, its Subsidiaries or any of their respective directors, officers, stockholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including in management summaries relating to the Company provided to Parent and MergerCo, in materials furnished in the Company’s data room, in presentations by the Company’s management or otherwise) provided or made available to Parent, MergerCo or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives; and
     (b) acknowledges and agrees that, to the fullest extent permitted by law, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, stockholders, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Parent, MergerCo or their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (including in management summaries relating to the Company provided to Parent, in materials furnished in the Company’s data room, in presentations by the Company’s management or otherwise), to Parent, MergerCo or their respective directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), including in respect of the specific representations and warranties of the Company set forth in this Agreement, except that the foregoing limitations shall not apply to the Company insofar as the Company makes the specific representations and warranties set forth in Article III of this Agreement.
     Section 4.8 Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Parent or MergerCo is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto or from any Affiliate of the parties hereto and Parent has (for itself and on behalf of MergerCo) provided the Company with its current estimate of expenses to be incurred by Parent and MergerCo in connection with the Merger and the consummation of the transactions contemplated by this Agreement.
     Section 4.9 Solvency. Each of Parent and MergerCo is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby. Neither Parent nor MergerCo has, either voluntarily or involuntarily, (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged as bankrupt or filed a petition or answer seeking reorganization or arrangement under the Federal bankruptcy Laws or any Law or statute of the United States of America or any other jurisdiction, or (vii) incurred, or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature.
     Section 4.10 Exchange Agreement. Parent has entered into and delivered to the Company an exchange agreement (the “Exchange Agreement”) with certain stockholders of the Company in the form set forth on Exhibit A attached hereto. Other than as contemplated by this Agreement, or as otherwise may be approved by the Board (or any committee thereof), none of Parent, MergerCo or any of their respective Affiliates or Associates (as such terms are defined under Section 203 of the DGCL) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.
     Section 4.11 Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company guarantees in the form attached hereto as Exhibit B, dated the date hereof, executed by each of Gregory S. Daily and Carl A. Grimstad, with respect to certain obligations of Parent and MergerCo on the terms specified therein.
ARTICLE V
ADDITIONAL AGREEMENTS
     Section 5.1 Access to Information Concerning Properties and Records. (a) During the period commencing on the date hereof and ending on the earlier of (i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and MergerCo and their respective employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Company and its Subsidiaries and, during such period, the Company shall furnish promptly to Parent and MergerCo all information concerning its or its Subsidiaries’ business, properties and personnel as Parent or MergerCo may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires it or its Subsidiaries to restrict access to any of its business, properties, information or personnel; and provided, further, that such access shall not unreasonably disrupt the operations of the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that it reasonably believes could violate applicable law, including Antitrust Laws, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege.

     (b) Nothing contained in this Agreement shall give to Parent or MergerCo, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.
     Section 5.2 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending at the earlier of (x) the Effective Time and (y) termination of this Agreement pursuant to Section 7.1:
     (a) the Company and each of its Subsidiaries shall conduct their respective operations in all material respects only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their current key officers and employees as a group and maintain satisfactory relationships with any Person having significant business relationships with the Company or any of such Subsidiaries; and
     (b) neither the Company nor any of its Subsidiaries shall do any of the following without the prior written consent of Parent:
     (i) make any change in or amendment to its certificate of incorporation or its by-laws (or comparable governing documents);
     (ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, except for the issuance by the Company of Shares pursuant to the terms of any Options or the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;
     (iii) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities except for (i) the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options and (ii) dividends or distributions to the Company or a Subsidiary thereof;
     (iv) make or incur capital expenditures in either of the Company’s fiscal years 2005 or 2006 that, individually or in the aggregate, are more than $1,500,000;
     (v) acquire, make any investment in, or make any capital contributions to, any Person or entity other than in the ordinary course of business;
     (vi) sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

     (vii) terminate any Material Contract, other than in the ordinary course of business;
     (viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than borrowings under existing credit facilities described in the Commission Filings; provided, however, that the Company and its Subsidiaries may take any commercially reasonable measures necessary to complete the refinancing of indebtedness existing on the date hereof if such indebtedness becomes due and payable prior to Closing;
     (ix) grant or agree to grant to any officer of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except (w) as may be required under applicable law, (x) pursuant to the Employee Benefit Plans or collective bargaining agreements of the Company in effect on the date hereof, (y) in the ordinary course of business, and (z) pursuant to employment, retention, change-of-control or similar type agreements existing as of the date hereof;
     (x) except as may be required by the Commission or any Governmental Entity or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures;
     (xi) except in the ordinary course of business, make or rescind any material election relating to Taxes or settle or compromise any audit, claim, suit or proceeding relating to Taxes;
     (xii) amend, modify or waive any provision of the Rights Agreement in any way that is materially adverse to Parent or MergerCo, other than to permit another transaction that the Board has determined is a Superior Proposal in accordance with Section 5.5; or
     (xiii) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section.
     Section 5.3 Preparation of Proxy Statement; Stockholders’ Meeting. (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Merger meeting, which, at the time of mailing, shall comply in all material respects with the requirements of Schedule 14A and Rule 13e-3 under the Exchange Act (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) and file the Proxy Statement and Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the Commission. The Proxy Statement shall include a recommendation of the Board (the “Company Board Recommendation”) that its stockholders vote in favor of the Merger and this Agreement (subject to Section 5.5). The Company shall use its commercially reasonable efforts to have the Proxy Statement and Schedule 13E-3 cleared by the Commission as promptly as practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable and, in any event, within ten (10) Business Days after the Proxy Statement is cleared by the Commission.
     (b) If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement and Schedule 13E-3, the Company shall prepare and file with the Commission such amendment or supplement as soon thereafter as is reasonably practicable. Parent, MergerCo and the Company shall cooperate with each other in the preparation of the Proxy Statement and Schedule 13E-3, and the Company shall promptly notify Parent of the receipt of any oral or written comments of the Commission with respect to the Proxy Statement or Schedule 13E-3 and of any requests by the Commission for any amendment or supplement thereto or of additional requests by the Commission for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the Commission with respect to the Proxy Statement or Schedule 13E-3. The Company shall give Parent and its counsel reasonable opportunity to review and comment on the Proxy Statement and Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the Commission before their being filed with, or sent to, the Commission. Each of the Company, Parent and MergerCo shall use its commercially reasonable efforts after consultation with the other as provided herein, to respond promptly to all such comments of and requests by the Commission.
     (c) Subject to applicable law, the Company shall, through the Board, take all action necessary, in accordance with and subject to the DGCL and its certificate of incorporation and by-laws, to duly call, give notice of and convene and hold a special meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement and the Merger (such special stockholder meeting, the “Special Meeting”) as promptly as practicable. The Company shall include in the Proxy Statement the Company Board Recommendation and the Board shall use its commercially reasonable efforts to obtain the requisite stockholder approval of the Merger and this Agreement, subject to the duties of the Board to make any further disclosure to the stockholders (which disclosure shall not be deemed to constitute a withdrawal or adverse modification of such recommendation unless expressly stated or unless such disclosure, taken as a whole, is contrary to or inconsistent with such recommendation) and subject to the right to withdraw, modify or change such recommendation in accordance with Section 5.5.
     Section 5.4 Reasonable Best Efforts. (a) Except as otherwise set forth in Section 5.6 and Section 7.1(b)(i), subject to the terms and conditions provided herein, each of the Company, Parent and MergerCo shall cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Board, and assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the satisfaction of the respective conditions set forth in Article VI (including seeking promptly to obtain the consents referred to on Section 6.1(d) of the Company Disclosure Letter) and (ii) with respect to Parent, the completion of the transactions contemplated by the Commitment Letter; provided, that Parent will be responsible for negotiation of definitive financing documentation not materially inconsistent with the Commitment Letter and that nothing contained herein shall require Parent to approve or permit the closing of any Bridge Loans (as such term is defined in the Commitment Letter) at any time prior to the earlier of (x) 45 days following the satisfaction of the condition precedent set forth in Section 6.1(a) and (y) the third business day prior to the Termination Date (provided, in either case, the conditions in Article VI (other than Section 6.1(e)) are satisfied or waived at such time).
     (b) If at any time prior to the Effective Time any event or circumstance relating to either the Company or its Subsidiaries, or Parent or any of its Subsidiaries, is discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.
     (c) Provided that the conditions set forth in Article VI (other than Section 6.1(e)) and all conditions in the definitive financing agreements contemplated by the Commitment Letter (other than any condition relating to the equity contribution to Parent, including that contemplated by the “Equity Offset Reduction” referred to in the Commitment Letter) shall have been satisfied or waived, Parent shall cause the Shares or additional equity contemplated to be contributed to Parent pursuant to the Exchange Agreement (and regardless of any conditions contained therein relating thereto, or amendment, waiver or termination thereof) to be contributed at or prior to the Effective Time so as to satisfy the conditions in the Commitment Letter related thereto.
     Section 5.5 No Solicitation of Other Offers. (a) The Company shall, and shall cause its Subsidiaries and shall direct and use its commercially reasonable efforts to cause its officers, directors, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal.
     (b) The Company shall not take, and shall cause its Subsidiaries and shall direct and use its commercially reasonable efforts to cause its officers, directors, representatives and agents not to take, any action to (i) initiate, encourage, facilitate or solicit the making or submission of any Acquisition Proposal or (ii) initiate, continue, or otherwise participate in any discussions or negotiations with, or furnish or disclose any non-public information to, any Person (other than Parent or MergerCo or any of their Affiliates or representatives) in connection with any Acquisition Proposal; provided, however, that the Company, in response to any unsolicited proposal that is made in good faith and constitutes an Acquisition Proposal, may participate in discussions or negotiations with, or furnish or disclose any non-public information to, any Person (other than Parent or MergerCo) which makes such Acquisition Proposal if (A) the Board reasonably determines in good faith, after consultation with its independent financial advisors, that such Acquisition Proposal is, or may reasonably be expected to lead to, a Superior Proposal, and (B) the Company shall have provided prompt written notice to Parent of its intent to take such action, the identity of the Person making the Acquisition Proposal and the terms and conditions of such proposal. The Company shall keep Parent fully informed on a current basis of the status of any such Acquisition Proposal, including any changes to the terms and conditions thereof, and promptly provide Parent with copies of all Acquisition Proposals (and modifications thereof) and related agreements, draft agreements and modifications thereof.
     (c) Notwithstanding the foregoing, nothing in this Section 5.5 or any other provision of this Agreement shall prohibit the Company or the Board from (x) taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14d-9 and Rule 14e-2 of the Exchange Act or (y) making any disclosure to the stockholders of the Company as the Board determines, in its good faith judgment (after consultation with its outside counsel), is required under applicable law or that the failure to make such disclosure is reasonably likely to cause the Board to violate its fiduciary duties, provided, however that neither the Board nor any committee thereof shall, except as expressly permitted by Section 5.5(d), amend, modify or withdraw the Company Board Recommendation or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.
     (d) The Board (or any committee thereof) shall not (i) amend, modify or withdraw the Company Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company or any of its Subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement relating to any Acquisition Proposal (it being understood that the foregoing shall exclude any typical confidentiality agreement entered into by the Company in connection with discussions otherwise permitted hereby relating to a possible Acquisition Proposal); provided, that:
     (A) the Board (or any committee thereof) may recommend to its stockholders an Acquisition Proposal and in connection therewith amend, modify or withdraw the Company Board Recommendation and terminate this Agreement pursuant to Section 7.1(c)(i) if (x) the Board has received an Acquisition Proposal that it has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, is a Superior Proposal and (y) before taking such action the Company has given Parent at least three (3) Business Days’ (or, in the event of any Acquisition Proposal that has been materially revised or modified, at least two (2) Business Days’) prior written notice of the terms of such Superior Proposal and of its intent to take such action, and, during such three (3) Business Day period (or, in the event of an Acquisition Proposal that has been materially revised or modified, such two (2) Business Day period), the Company has, if requested by Parent, engaged in good faith negotiations regarding any revised proposal made by Parent and again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Acquisition Proposal remains a Superior Proposal; and
     (B) the Board (or any committee thereof) may amend, modify or withdraw the Company Board Recommendation other than in respect of an Acquisition Proposal if (x) the Board (or any committee thereof) becomes aware of events, facts or circumstances after the date hereof as a result of which it determines in good faith, after consultation with its outside legal counsel, that such action is advisable in order for the directors to comply with their fiduciary duties to the Company’s stockholders and (y) before taking such action the Company has given Parent at least three (3) Business Days’ prior written notice of the events, facts or circumstances causing the Board to seek to amend, modify or withdraw the Company Board Recommendations and, during such three-Business-Day period, the Company has, if requested by Parent, engaged in good faith negotiations regarding any revised proposal made by Parent and again has determined in good faith, after consultation with its outside legal counsel that such action is advisable in order for the directors to comply with their fiduciary duties to the Company’s stockholders.
     (e) Notwithstanding any amendment, modification or withdrawal of the Company Board Recommendation pursuant to Section 5.5(d)(B), Parent shall have the option, exercisable within five Business Days after such amendment, modification or withdrawal of the Company Board Recommendation, to cause the Board to submit this Agreement to the stockholders of the Company for the purpose of adopting this Agreement and approving the Merger. If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 7.1(d)(ii).
     Section 5.6 Antitrust Laws. (a) Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including, filing with the Antitrust Division of the Department of Justice and the Federal Trade Commission no later than the tenth (10th) Business Day following the date hereof the Notification and Report Form required under the HSR Act with respect to the Merger, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.
     (b) Parent and the Company shall each be responsible for the payment of one-half of the filing fees under the HSR Act.
     (c) Each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, in the context of this Section 5.6, “commercially reasonable efforts” shall include:
     (i) in the case of each of Parent and the Company, if Parent or the Company receives a formal request for additional information or documentary material from an Antitrust Authority, substantially complying with such formal request within sixty (60) days following the date of its receipt thereof; and
     (ii) in the case of the Company only, subject to Parent’s compliance with clause (i) above, not frustrating or impeding Parent’s strategy or negotiating positions with any Antitrust Authority.
     (d) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.

     Section 5.7 Regulatory Approvals; Other Consents. (a) Except as set forth in Section 5.6, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations, orders, decrees, licenses, or permit of, or registration or filing with or notification to (each of the foregoing, a “Consent”) of any Governmental Entity or any other third party required in connection with, and any waivers of any breaches or violations of any Contracts, permits, licenses or other agreements that may be caused by the consummation of, the transactions contemplated by this Agreement, including by (i) promptly making all required filings or submissions to Governmental Entities, (ii) cooperating with one another in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from any Governmental Entity or any other third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Consents and (iii) seeking to avoid the entry of, or seeking to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including, by defending through litigation on the merits any claim asserted in court by any Person.
     (b) Each of the Company and Parent shall keep each other informed of any material communication, and provide to the other copies of all correspondence between it (or its advisors) and any Governmental Entity relating to this Agreement and shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephone calls, meetings or conferences with, any Governmental Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephone calls, meetings and conferences.
     Section 5.8 Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance. (a) Parent agrees that all rights to indemnification now existing in favor of any individual who at or prior to the Effective Time was a director, officer, employee or agent of the Company of any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “Indemnified Parties”) as provided in their respective charters, by-laws and indemnification agreements, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their respective terms, each of the covenants contained in this Section 5.8(a) without limit as to time.
     (b) At the Effective Time, the Surviving Corporation shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided (i) by the Company’s directors’ and officers’ liability insurance policies and (ii) by the Company’s fiduciary and employee liability policies, in each case, covering those Persons who are covered on the date of this Agreement by such policies provided, however, that (i) in no event shall the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.8(b) any amount per annum in excess of 300% of the aggregate premiums currently paid or payable by the Company in 2005 (on an annualized basis) for such purpose (the “Cap”), which the Company represents to be no more than $500,000, and (ii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.
     (c) From and after the Effective Time, to the fullest extent permitted by Delaware law, the Surviving Corporation shall indemnify and advance expenses to all Indemnified Parties with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to and including the Effective Time, the Surviving Corporation, from and after the Effective Time, to the fullest extent permitted by Delaware law, shall pay, as incurred, such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation and amounts payable in settlement of any such matter) incurred in connection therewith. The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing this Section 5.8 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. Notwithstanding the foregoing, any Indemnified Party whose expenses are paid by the Surviving Corporation pursuant to this Section 5.8 shall repay such expenses to the extent a court of competent jurisdiction pursuant to a final and non-appealable decision finds that such Indemnified Party is not entitled to indemnification therefor and applicable Delaware law does not permit such indemnification (and, if required by the Surviving Corporation, shall execute and undertaking to that effect as a condition to such Indemnified Party’s rights under this Section 5.8(c)).
     (d) Notwithstanding any other provisions hereof, the obligations of the Surviving Corporation contained in this Section 5.8 shall be binding upon its successors and assigns. In the event the Surviving Corporation, or any of its successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 5.8.
     (e) The obligations of the Surviving Corporation under this Section 5.8 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 5.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section).
     Section 5.9 Public Announcements. The initial press release announcing the terms of this Agreement shall be a joint press release. Thereafter, to the extent reasonably practicable,

Parent, MergerCo and the Company each agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.
     Section 5.10 Notification of Certain Matters. Parent and the Company shall use their respective commercially reasonable efforts to promptly notify each other of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Parent or, as the case may be, the Company, threatened against the Company or any of its Subsidiaries or (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party to this Agreement.
     Section 5.11 Defense of Litigation. Each party hereto agrees to vigorously defend against, and to cooperate with the other party in the defense of, all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. No party hereto shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without the written consent of the other party (which consent shall not be unreasonably withheld or delayed).
     Section 5.12 Acquisition of Shares. Except with the prior written approval of the Board (or any committee thereof), neither Parent nor any of its current or prospective Affiliates or associates (as such term is defined under the Exchange Act) shall acquire beneficial ownership of any Shares not beneficially owned by any of such Persons as of the date of this Agreement prior to the Effective Time.
     Section 5.13 Knowledge of Breach. Neither Parent nor its Affiliates shall have any claim or recourse under this Agreement against the Company or its directors, officers, employees, subsidiaries, stockholders, agents, advisors or representatives for the failure of the Closing to occur by reason of a breach by the Company of any of its representations or warranties under this Agreement if Parent had Knowledge prior to the execution of this Agreement of the facts or circumstances constituting such breach.
     Section 5.14 Confidentiality. Unless otherwise agreed to in writing by the Company, each of Parent and MergerCo agrees, and will cause its Affiliates and representatives, (i) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than Parent and MergerCo’s representatives who are actively and directly participating in the transactions contemplated hereby or who otherwise need to know the Proprietary Information for the purpose of consummating the Merger and the other transactions contemplated hereby and to cause those Persons to observe the terms of this Section 5.14, and (ii) not to use Proprietary Information for any purpose other than in connection with the consummation of the Merger and the other transactions contemplated hereby or in a manner that the Company has approved, or as otherwise required by law.

ARTICLE VI
CONDITIONS PRECEDENT
     Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of Parent, MergerCo and the Company to consummate the Merger are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:
     (a) Stockholder Approval. The stockholders of the Company shall have duly adopted this Agreement, pursuant to the requirements of the Company’s certificate of incorporation and by-laws and applicable law and, in addition, by a vote of a majority of the Shares outstanding as of the record date for the Special Meeting other than Shares beneficially owned by Rollover Stockholders.
     (b) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the Merger illegal.
     (c) Antitrust Laws. Any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 required to consummate the Merger shall have expired or been terminated.
     (d) Third-Party Consents. The notices, consents, approvals, permits and authorizations required to be made prior to the Effective Time by the Company, Parent, MergerCo or any of their respective Subsidiaries with, or obtained prior to the Effective Time by the Company, Parent, MergerCo or any of their respective Subsidiaries from, any third party and listed in Section 6.1(d) of the Company Disclosure Letter shall have been made or obtained.
     (e) Financing. The funding contemplated by the Commitment Letter shall have been received, in the amounts and on the terms and conditions set forth in the Commitment Letter or upon other terms and conditions which are not materially less favorable in the aggregate to the Company, as determined by Parent in its reasonable discretion.
     Section 6.2 Conditions to the Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:
     (a) Performance. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.
     (b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications contained in such representations and warranties relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the Effective Time and the Closing Date as if made at and as of such times (except to the extent those representations and warranties expressly relate to an earlier date, in which case as if made at and as of such date); provided, that the condition set forth in this Section 6.2(b) shall only be deemed to not have been satisfied if the failure of any such representation(s) or warranty(ies) to be so true and correct would reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of the Company, executed by the Secretary or other proper officer of the Company, as to the satisfaction of the conditions set forth in Section 6.2(a) and this Section 6.2(b).
     Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:
     (a) Performance. Each of Parent and MergerCo shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.
     (b) Representations and Warranties. The representations and warranties of Parent and MergerCo contained in this Agreement, disregarding all qualifications contained in such representations and warranties relating to materiality or Parent or MergerCo Material Adverse Effect, shall be true and correct at and as of the Effective Time and the Closing Date as if made at and as of such times (except to the extent those representations and warranties expressly relate to an earlier date, in which case as if made at and as of such date); provided, that the condition set forth in this Section 6.3(b) shall only be deemed to not have been satisfied if the failure of any such representation(s) or warranty(ies) to be so true and correct would reasonably be expected to constitute, individually or in the aggregate, a Parent or MergerCo Material Adverse Effect. The Company shall have received a certificate of Parent, executed by its Chief Executive Officer, as to the satisfaction of the conditions set forth in Section 6.3(a) and this Section 6.3(b).
ARTICLE VII
TERMINATION AND ABANDONMENT
     Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company’s stockholders:
     (a) by mutual written consent of the Company, Parent and MergerCo;
     (b) by either Parent, on the one hand, or the Company, on the other hand, if:
     (i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger and such law, order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate pursuant to this Section 7.1(b)(i) shall have used its commercially reasonable efforts to challenge such law, order, judgment, decree, injunction or ruling in accordance with Section 5.7; or
     (ii) the Merger shall not have occurred on or prior to (a) May 31, 2006 if the Proxy Statement is first mailed to stockholders on or prior to March 15, 2006, or (b) 75 calendar days after the date the Proxy Statement is first mailed to stockholders if so mailed after March 15, 2006 and prior to May 31, 2006 and otherwise (c) August 15, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose action or failure to fulfill any covenant, agreement or obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date; or
     (iii) the requisite stockholder approval referred to in Section 6.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held Special Meeting or at any adjournment or postponement thereof;
     (c) by the Company, if:
     (i) a third party, including any group, shall have made a Superior Proposal and the Company has taken any of the actions referred to in clauses (ii) or (iii) of Section 5.5(d) after having complied with the requirements of Section 5.5(d)(A)(x) and (y) thereof; provided, that prior to or contemporaneously with such termination the Company pays the Termination Fee (as defined in Section 8.1(c)) to Parent; or
     (ii) (x) any of the representations and warranties of Parent and/or MergerCo contained in this Agreement shall fail to be true and correct, or (y) there shall be a breach by Parent or MergerCo of any of its covenants or agreements in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 6.3 and (ii) which is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent and MergerCo; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if the Company is in material breach of this Agreement; or
     (iii) Parent fails to exercise the option referred to in Section 5.5(e) within the time period referred to therein, provided that prior to or contemporaneously with such termination the Company pays the Termination Fee to Parent.
     (d) by Parent, if:
     (i) (x) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct, or (y) there shall be a breach by the Company of any covenant or agreement of the Company in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 6.2 and (ii) which is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company; provided, that Parent may not terminate this

Agreement pursuant to this Section 7.1(d)(i) if Parent or MergerCo is in material breach of this Agreement; or
     (ii) (x) subject to the last sentence of Section 5.5(e), the Board shall have withdrawn, amended or modified, in a way that is adverse to Parent, its approval, adoption or recommendation, as the case may be, of the Merger or this Agreement (it being understood and agreed that any public statement that the Company has received an Acquisition Proposal or has entered into discussions or negotiations with, or furnished or disclosed any information to, any Person regarding an Acquisition Proposal or that otherwise only describes the operation of Section 5.5 or this Section 7.1, shall be deemed not to be a withdrawal, amendment or modification of the approval, adoption or recommendation, as the case may be, of the Merger or this Agreement) or (y) the Board shall have recommended to its stockholders an Acquisition Proposal.
     Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Parent, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, MergerCo or the Company, except that Section 5.14, Article VIII and this Section 7.2 shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for fraud or breach of this Agreement.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Fees and Expenses. (a) Except as provided in paragraphs (b) and (c) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
     (b) The Company shall reimburse Parent for the Expenses of Parent and its Affiliates (other than the Company and its Subsidiaries) up to a maximum of $3,000,000 within three (3) Business Days of the delivery by Parent of evidence thereof if (i) this Agreement is terminated pursuant to Section 7.1(c)(i), Section 7.1(c)(iii), Section 7.1(d)(i), or Section 7.1(d)(ii), or (ii) the Board withdraws, or amends or modifies in a way that is adverse to Parent, its approval, adoption or recommendation, as the case may be, of the Merger or this Agreement, and this Agreement is terminated pursuant to Section 7.1(b)(iii).
     (c) If this Agreement is terminated pursuant to (x) Section 7.1(c)(i), Section 7.1(c)(iii), or Section 7.1(d)(ii) or (y) (A) Section 7.1(b)(iii) (but only following the Board’s withdrawal, amendment or modification in a way that is adverse to Parent of its approval, adoption or recommendation of the Merger or this Agreement or a public announcement, made after the date of this Agreement, of an Acquisition Proposal made in good faith by a third party at a price per share in excess of $43.50) or (B) Section 7.1(d)(i) following the failure of the Company to perform its obligations under any of Sections 5.3, 5.4 or 5.5 and, in the case of this clause (y), on or prior to the twelve month anniversary of such termination of this Agreement, the Company (I) enters into a written agreement, arrangement or understanding with respect to a transaction or series of related transactions pursuant to an Acquisition Proposal with a Person that made such public announcement or any other Person, or (II) effects a Material Recapitalization, the Company shall promptly (or, in the case of clause (y)(I) of this Section 8.1(c), upon the consummation of such transaction) pay to Parent by wire transfer of immediately available funds an amount equal to $15,000,000 (the “Termination Fee”).
     (d) In the event this Agreement is terminated in accordance with its terms by either the Company or Parent and Parent receives the Termination Fee, neither Parent nor MergerCo shall assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company, its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives based in whole or in part upon (i) a breach of any representation, warranty or covenant in this Agreement or (ii) its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the Company’s exercise of its right of termination, except, in the case of each of clause (i) and clause (ii), for any such claim or cause of action based upon a willful breach of this Agreement.
     Section 8.2 Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Parent and MergerCo, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent, MergerCo or any of their respective directors and officers shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.
     Section 8.3 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or MergerCo, as the case may be, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 8.4 Notices. All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:
          (a) if to the Company, to it at:
iPayment, Inc.
40 Burton Hills Boulevard
Suite 415

Nashville, Tennessee 37215
Attention: Afshin Yazdian, Esq.
Fax: (615) 665-8434
          and
Special Committee of the Board of Directors of iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: David M. Wilds
Fax: (615) 665-8434
          with copies (which shall not constitute notice) to:
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Mark L. Mandel, Esq.
Fax: (212) 354-8113
          and
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attention: Patrick J. Dooley, Esq. and
Fax: (212) 872-1002
and
McDermott Will & Emery LLP
50 Rockefeller Plaza
New York, NY 10020-1605
Attention: Stephen E. Older, Esq.
Fax: (212) 547-5444
     (b) if to Parent or MergerCo, to it at:
iPayment Holdings, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: Gregory S. Daily
Fax: (615) 665-8434
          with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jeffrey J. Rosen, Esq. and
Gregory V. Gooding, Esq.
Fax: (212) 909-6836
or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.
     Section 8.5 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.
     Section 8.6 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 2.9 and Section 5.8, shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties.
     Section 8.7 Amendment and Modification. This Agreement may be amended by the Company, Parent and MergerCo at any time before or after any approval of this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.
     Section 8.8 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
     Section 8.10 Applicable Law. This agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof, except that the DGCL shall apply to the extent required in connection with the Special Meeting, if any, and the Merger. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.
     Section 8.11 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.
     Section 8.12 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, except as otherwise provided in Section 8.1(d).
     Section 8.13 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.
     Section 8.14 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
*       *       *       *       *

     IN WITNESS WHEREOF, each of Parent, MergerCo and the Company has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

iPAYMENT HOLDINGS, INC.

By	/s/ Gregory S. Daily

Name: Gregory S. Daily
Title: President

iPAYMENT MERGERCO, INC.

By	/s/ Gregory S. Daily

Name: Gregory S. Daily
Title: President

iPAYMENT, INC.

By	/s/ Afshin M. Yazdian

Name: Afshin M. Yazdian
Title: Executive Vice President, General Counsel and Secretary